Exhibit 99.1



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CONTACT:                         -OR-           INVESTOR RELATIONS COUNSEL:
Medis Technologies Ltd.                         The Equity Group Inc.
Robert K. Lifton                                Adam Prior   (212) 836-9606
Chairman & CEO
(212) 935-8484


   MEDIS TECHNOLOGIES BEGINS COMMERCIAL SALES OF ITS FUEL CELL 24/7 POWER PACK

NEW YORK, NY - APRIL 13, 2007 - MEDIS TECHNOLOGIES LTD. (NASDAQ:MDTL) announced that it has begun commercial sales of its 24/7 fuel cell Power Packs to Microsoft. The first shipment of Microsoft branded 24/7 Power Packs were made today.

"This is an historic moment for our company," said Robert K. Lifton, Chairman and CEO of Medis Technologies. "It marks the first commercial sales of our 24/7 Power Pack product and indeed, the first commercial sales in quantities of any consumer fuel cell product. We are pleased to be able to serve Microsoft as our first customer."

These first Power Packs were produced on Medis' semi-automated line. Our fully automated line which was built by Ismeca, in Switzerland, is in the process of being dismantled and shipped to Ireland where it will be managed by Celestica. A video showing operation of the line is available on or web site at www.medistechnologies.com.

Medis Technologies' primary focus is on direct liquid fuel cell technology. Its business strategy is to sell its products to end users through retail outlets, service providers and to the military and other markets. Medis has also developed the CellScan with many potential applications relating to disease diagnostics and chemo sensitivity. Additionally, Medis' product pipeline includes other technologies, in varying stages of development.

This press release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In some cases you can identify those so-called "forward-looking statements" by words such as "may," "will," "should," "expects," "plans," "targets," "believes," "anticipates," "estimates," "predicts," "potential," or "continue" or the negative of those words and other comparable words. These forward-looking statements are subject to risks and uncertainties, product tests, commercialization risks, availability of financing and results of financing efforts that could cause actual results to differ materially from historical results or those anticipated. Further information regarding these and other risks is described from time to time in the Company's filings with the SEC. We assume no obligation to update or alter our forward-looking statements made in this release or in any periodic report filed by us under the Securities Exchange Act of 1934 or any other document, whether as a result of new information, future events or otherwise, except as otherwise required by applicable federal securities laws.

This press release is available on Medis' web site at www.medistechnologies.com.


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